Exhibit 99.1

Contact:  Walter H. Hasselbring, III
                 (815) 432-2476
IF BANCORP, INC. ANNOUNCES RESULTS FOR SECOND QUARTER
OF FISCAL YEAR 2022

Watseka, Illinois, January 28, 2022 - IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced unaudited net income of $1.7 million, or $0.56 per basic share and $0.54 per diluted share, for the three months ended December 31, 2021, compared to net income of $1.5 million, or $0.48 per basic and diluted share, for the three months ended December 31, 2020.
For the three months ended December 31, 2021, net interest income was $5.7 million compared to $5.1 million for the three months ended December 31, 2020.  We recorded a credit for loan losses of $(76,000) for the three months ended December 31, 2021, compared to a credit for loan losses of $(49,000) for the three months ended December 31, 2020.  Interest income increased to $6.3 million for the three months ended December 31, 2021, from $6.2 million for the three months ended December 31, 2020.  Interest expense decreased to $627,000 for the three months ended December 31, 2021, from $1.2 million for the three months ended December 31, 2020.  Non-interest income decreased to $1.4 million for the three months ended December 31, 2021, from $1.5 million for the three months ended December 31, 2020.  Non-interest expense increased to $4.9 million for the three months ended December 31, 2021, from $4.5 million for the three months ended December 31, 2020.  Provision for income tax increased to $629,000 for the three months ended December 31, 2021, from $571,000 for the three months ended December 31, 2020.
The Company announced unaudited net income of $3.6 million, or $1.17 per basic share and $1.15 per diluted share for the six months ended December 31, 2021, compared to $2.8 million, or $0.92 per basic share and $0.91 per diluted share for the six months ended December 31, 2020.  For the six months ended December 31, 2021, net interest income was $11.3 million compared to $9.9 million for the six months ended December 31, 2020.  We recorded a credit for loan losses of $(203,000) for the six months ended December 31, 2021, compared to a provision for loan losses of $266,000 for the six months ended December 31, 2020.  The decrease in provision for loan losses was primarily due to a decrease in our loan portfolio, including a decrease in loans with COVID-19 modifications.  At December 31, 2021, we had 118 loans with current balances of $67.3 million that received COVID-19 modifications at some point.  These modifications allowed borrowers to defer the principal component of loan payments for up to six months.  As of December 31, 2021, 115 of these loans totaling $64.2 million have returned to principal and interest payments, leaving 3 loans for $3.1 million still under temporary modifications.
Interest income increased to $12.6 million for the six months ended December 31, 2021, from $12.5 million for the six months ended December 31, 2020.  Interest expense decreased to $1.3 million for the six months ended December 31, 2021 from $2.6 million for the six months ended December 31, 2020. Non-interest income decreased to $3.0 million for the six months ended December 31, 2021, from $3.2 million for the six months ended December 31, 2020.  Non-interest expense increased to $9.6 million for the six months ended December 31, 2021 from $9.0 million for the six months ended December 31, 2020.  Provision for income tax increased to $1.3 million for the six months ended December 31, 2021, from $1.1 million for the six months ended December 31, 2020.
 Total assets at December 31, 2021 were $772.6 million compared to $797.3 million at June 30, 2021.  Cash and cash equivalents decreased to $33.6 million at December 31, 2021, from $62.7 million at June 30, 2021.  Investment securities increased to $213.1 million at December 31, 2021, from $189.9 million at June 30, 2021.  Net loans receivable decreased to $491.8 million at December 31, 2021, from $513.4 million at June 30, 2021.  As of December 31, 2021, we had 43 SBA Paycheck Protection Program (PPP) loans totaling $8.0 million remaining in our portfolio.  Deposits decreased to $642.2 million at December 31, 2021, from $667.6 million at June 30, 2021.  The large decrease in deposits and cash and cash equivalents was partially due to approximately $55.6 million in deposits from a public entity that collects real estate taxes that were on deposit at June 30, 2021 and withdrawn in the six months ended December 31, 2021, when tax monies were distributed. Total borrowings, including repurchase agreements, increased to $31.9 million at December 31, 2021 from $31.2 million at June 30, 2021.  Stockholders’ equity increased to $86.5 million at December 31, 2021 from $85.3 million at June 30, 2021.  Equity increased due to net income of $3.6 million, and ESOP and stock equity plan activity of $614,000, partially offset by a decrease of $2.5 million in accumulated other comprehensive income, net of tax, and the payment of approximately $532,000 in dividends to our shareholders.

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Bourbonnais, and Champaign, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.
This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions, including as a result of the COVID-19 pandemic; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Income Statement Data
(Dollars in thousands, except per share data)
	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2021	2020	2021	2020
	(unaudited)
Interest and dividend income	$6,306	$6,238	$12,557	$12,503
Interest expense	627	1,188	1,306	2,565
Net interest income	5,679	5,050	11,251	9,938
Provision (credit) for loan losses	(76)	(49)	(203)	266
Net interest income after provision for loan losses	5,755	5,099	11,454	9,672
Non-interest income	1,440	1,463	2,985	3,214
Non-interest expense	4,862	4,528	9,552	9,009
Income before taxes	2,333	2,034	4,887	3,877
Income tax expense	629	571	1,292	1,083

Net income (loss)	$1,704	$1,463	$3,595	$2,794

Earnings (loss) per share (1)
Basic	$0.56	$0.48	$1.17	$0.92
Diluted	$0.54	$0.48	$1.15	$0.91
Weighted average shares outstanding (1)
Basic	3,069,686	3,035,898	3,060,153	3,033,492
Diluted	3,138,636	3,072,496	3,126,295	3,057,633

			footnotes on following page

Performance Ratios
	For the Six Months Ended December 31, 2021	For the Year Ended June 30, 2021
	(unaudited)
Return on average assets	0.93%	0.72%
Return on average equity	8.31%	6.34%
Net interest margin on average interest earning assets	3.03%	2.86%

Selected Balance Sheet Data
(Dollars in thousands, except per share data)
	At December 31, 2021	At June 30, 2021
	(unaudited)
Assets	$772,572	$797,341
Cash and cash equivalents	33,587	62,735
Investment securities	213,069	189,891
Net loans receivable	491,776	513,371
Deposits	642,227	667,632
Federal Home Loan Bank borrowings, repurchase agreements and other borrowings	31,935	31,245
Total stockholders’ equity	86,494	85,304
Book value per share (2)	26.55	26.33
Average stockholders’ equity to average total assets	11.21%	11.40%

Asset Quality
(Dollars in thousands)
	At December 31, 2020	At June 30, 2021
	(unaudited)
Non-performing assets (3)	$434	$411
Allowance for loan losses	6,395	6,599
Non-performing assets to total assets	0.06%	0.05%
Allowance for losses to total loans	1.28%	1.27%
Allowance for losses to total loans excluding PPP loans (4)	1.30%	1.32%

(1)	Shares outstanding do not include ESOP shares not committed for release.
(2)	Total stockholders’ equity divided by shares outstanding of 3,257,876 at December 31, 2021, and 3,240,376 at June 30, 2021.
(3)	Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.
(4)	Paycheck Protection Program (PPP) loans are administered by the SBA and are fully guaranteed by the U.S. government.